BellSouth Investor News

INSIDE:
DATA - revenues top $1 billion
The Communications Group - driven by strong growth in data
Domestic Wireless - Cingular delivers strong customer and revenue growth Latin America Group - delivers strong customer and operating cast flow growth Worldwide Wireless
Additional Details


                    BellSouth Reports First Quarter Earnings

-        Data revenues top $1 billion for first time, gaining 28%
-        Increase in DSL customers brings total to 303,000
-        Cingular Wireless surpasses 20.5 million cellular customers
-        Latin America customer growth approaches 53%
-        Results reflect impact of DSL and Colombia growth initiatives

ATLANTA, April 19, 2001 - With strong volumes in the growth areas of data and wireless, BellSouth Corporation (NYSE: BLS) reported normalized earnings per share (EPS) of 52 cents in the first quarter of 2001, including a 2-cent reduction related to foreign currency losses. This compared to normalized EPS of 52 cents in the same quarter a year earlier.

As previously disclosed, the first quarter of 2001 reflected BellSouth's accelerated growth initiatives in domestic broadband and Latin America wireless. The company's accelerating ramp-up of DSL high-speed Internet access service reduced EPS an incremental 2 cents compared to the first quarter of 2000. BellSouth's wireless operations in Colombia, which were acquired in July 2000 and not included in the first quarter a year ago, reduced EPS 3 cents.

BellSouth's Colombia acquisition creates that country's first nationwide mobile cellular operator covering a total of 41 million people, with proportional customers of 738,000. BellSouth's other major initiative is a rapid DSL ramp-up that will allow the company to nearly triple its DSL customer base to 600,000 at the end of 2001, as compared to year-end 2000. Service will be available to over 70% of BellSouth's households, over 1,000 central offices and over 9,300 remote terminals - nearly doubling the number of central offices and remote terminals equipped.

Revenue growth - reflecting BellSouth's 40% share of Cingular Wireless - was 10.5%. Growth was boosted by a strong 28% increase in data revenues. Data continues to be a strong driver of revenue growth, and this quarter represented nearly one-third of our total revenue growth. For the first time ever, quarterly data revenues exceeded the $1 billion level. Data revenues were driven by a record 25.4% jump in equivalent access lines. In addition, DSL customers increased 41% versus 4Q00, surpassing 300,000 customers. BellSouth is confident of reaching its target of 600,000 DSL customers by the end of 2001.

Another strong driver was worldwide wireless customer growth. The company added nearly 1.3 million proportionate customers in the quarter - including the recently acquired operations in Colombia. This phenomenal wireless growth was driven by BellSouth's Latin American markets, where our customer base grew 53% in the past year, to 7.8 million customers. Domestically, Cingular Wireless ended the quarter with over 20.5 million cellular and PCS customers.


Total operating expense grew 10.4% in the quarter, driven by the inclusion of our accelerated growth initiatives in DSL and Latin America, specifically, the recently acquired wireless properties in Colombia. In addition, strength in Cingular gross adds and the Cingular national branding kickoff costs drove expenses higher.

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Complete financial  statements and the first quarter 2001 earnings press release can be accessed at www.bellsouth.com/investor
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                                           1Q01**        1Q00     % chg
EPS - Reported Diluted                     $0.47        $0.53       N/A
     Loss on Sale of Qwest common stock    $0.02
     Post-retirement benefit expense       $0.02
     Loss from wireless video business
     Gain on E-Plus restructuring                      ($0.04)
     Severance Accrual                                  $0.03

_______________________________________________________________________________
EPS - Normalized (1)                        $0.52       $0.52       0.0%
-------------------------------------------------------------------------------
Colombia Impact                             $0.03          -        N/A
DSL Impact                                  $0.02          -        N/A
-------------------------------------------------------------------------------
Foreign Currency Losses                     $0.02

EPS Adjusted for Colombia, DSL, &  FX       $0.59        $0.52     13.5%
===============================================================================
(1) Normalized EPS for first quarter 2001 does not sum due to rounding.
(2) See press release for an explanation of the normalizing items.



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Effective  1Q01,  BellSouth  adopted new segment  reporting  to align  financial reporting with management of the business. Please see our March 26, 2001, BLS Investor News at www.bellsouth.com/investor for more details about BellSouth's new segments.

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Data
Data revenues top $1 billion

BellSouth continues to transform its core network from analog voice to digital data. More than three-quarters of the $5.3 billion of network investments made in 2000 is doing double duty to enable New Economy products and services. And BellSouth's network already has 3.5 million miles of fiber.

The marketplace clearly has responded to this data-centric transformation. Already two-thirds of BellSouth's network traffic is data, and in the first quarter of 2001 total equivalent access lines grew a record 25.4%. This includes traditional switched lines as well as broadband data services. Equivalent business lines alone grew 38%. BellSouth's innovative products and services help drive customer demand for broadband data, as customers migrate from traditional voice lines to broadband data and other high-speed digital services.

Driving the first quarter, BellSouth grew high capacity digital and data lines by 58% and produced record data revenues of $1.03 billion, a 28% growth rate. Data revenues alone contributed nearly one-third of the total consolidated revenue growth in the quarter. High-speed data services, such as LightGate(R) - a service that integrates data, voice and video over a fiber based private line service giving businesses the equivalent of 672 circuits -- drove the growth in data revenues. In addition, web hosting, DSL and e>commerce applications were among the leading drivers of data revenue growth.

[Graphic inserted here
BellSouth Data Revenue as % of TOR
1Q00 - 12.4%
2Q00 - 12.8%
3Q00 - 12.9%
4Q00 - 13.1%
1Q01 - 14.4%]

DSL customers increased 41% in first quarter, to 303,000. The company added an average of over 1,300 customers per business day, and is currently installing next generation DSLAMs, which provide a 21% improvement in cost performance per line. The daily install rate is expected to accelerate over the next three quarters. BellSouth is confident of reaching its goal of 600,000 DSL customers by the end of 2001. Over 90% of new residential DSL customers are opting for self-install, and about 75% successfully install it - reducing the need for a home visit. The popular self-install option is being enhanced by deployment of BroadJump's broadband solutions tool kit giving BellSouth an end-to-end broadband solution. The tool kit allows BellSouth to monitor, test, and maintain a customer's DSL connection and enables customers to determine if their system can support a broadband connection. It also provides customer instructions to establish connectivity and helps customers solve routine connection problems, often without help desk support.

BellSouth already has over 5,600 remote terminals and nearly 650 central offices provisioned for DSL - and is well on its way to having over 9,300 remote terminals and over 1,000 central offices equipped for DSL by the end of 2001. In addition, DSL will pass over 70% of BellSouth households by year-end. BellSouth recently announced an agreement with Dell to jointly market broadband-enabled computers with a pre-installed DSL modem and pre-loaded BellSouth FastAccess DSL software, giving customers plug-and-play broadband solutions. DSL is a primary driver of the growth in BellSouth Internet Services, which now has over 1 million customers.



BellSouth DSL Deployment Stats

              Actual at   Actual at      Target at
              12/31/00    03/31/01       12/31/01

------------- ----------- -------------- -----------
Markets             46           56          63
------------- ----------- -------------- -----------
CO's Equipped      508          625      >1,000

------------- ----------- -------------- -----------
RTs Deployed     4,881       >5,600      >9,300
------------- ----------- -------------- -----------
HHs Passed          45%   nearly 50%        >70%
------------- ----------- -------------- -----------
Lines Passed       >10M   nearly 11M        >15.5M
------------- ----------- -------------- -----------

BellSouth's recent data offerings include two e>business centers in Atlanta and Miami - which already host over 25,000 websites. The company offers a broad spectrum of e>business content, storage, security and application services. In the near future, the centers will host network-centric applications like customer care and VPN access. Recently, the centers passed the rigorous requirements of IBM's Hosting Advantage program, which identified the BellSouth centers as world-class hosting environments. The market opportunity in the Southeast for these services will be somewhere in the $4 -- $6 billion range by 2004. BellSouth expects to gain 10-20% of this market.

In addition, during the quarter, BellSouth and IBM formed an alliance to deliver turnkey e>business solutions to small and mid-sized businesses throughout the Southeast. The alliance includes sales, marketing and business development initiatives that will build upon IBM's and BellSouth's extensive network of distribution partners who market to businesses in the Southeast - providing a solution that customers in this market normally don't have the resources to do in-house. The alliance enhances BellSouth's e>business strategy and state-of-the-art hosting centers and builds upon joint marketing and distribution channels to tap into the multi-billion dollar e>business infrastructure market.

During the quarter, BellSouth became the first and only data network provider offering subrate T3 service, a new frame relay product that offers businesses true bandwidth-on-demand from 3 Mbps up to 44.2 Mbps. The service provides customers the rapid scalability, reliability and reduced provisioning intervals needed in today's electronic marketplace. With over 80,000 frame relay customer sites in its markets, BellSouth recognized that users need a cost-effective, flexible solution that easily expands beyond T1 speeds.

[Graphic inserted here
BellSouth DSL Lines
(000's)
1Q00 - 49
2Q00 - 74
3Q00 - 134
4Q00 - 215
1Q01 - 303
BellSouth grew DSL lines 41% sequentially in 1Q01 to 303,000]


[Graphic inserted here
BellSouth Data Revenues
In millions
1Q00 - $811
2Q00 - $869
3Q00 - $894
4Q00 - $966
1Q01 - $1,034
BellSouth grew data revenues 28% over 1Q01, exceeding $1 billion for the first time in any quarter]

The Communications Group
Driven by strong growth in data

BellSouth's Communications Group represents the company's core domestic businesses, including: all domestic wireline voice, data, broadband, e-commerce, long distance, Internet services, and advanced voice features - all of which are provided to our array of customers, including residential, business, and wholesale. On the BellSouth normalized income statement, Communications Group revenues grew 3.0% in the quarter, driven by strong growth in digital and data revenues, wholesale revenues, and by the company's marketing of calling features, and were offset by competition, rate reductions and the slower growth in access lines, reflecting a slowing economy.

In the Communications Group segment, local service revenue increased 2.9% -- impacted by competition, rate reductions, and the slower growth in access lines, which reflects a slowing economy. Excluding an adjustment related to a one-time retroactive rate settlement, operating local revenue grew nearly 4%, boosted by strong growth in digital and data revenues, wholesale revenues (ending the quarter with 1.4 million wholesale lines in service), and by the company's marketing of calling features.

Calling Features and Other Enhanced Services
Calling features generated $567 million in revenues in 1Q01, growing 10.1 % over 1Q00 to total nearly 60 million features in service. Growth was driven by sales of Complete Choice(R) -- a package combining a basic telephone line with various calling features. Sales of the Complete Choice family of products grew 18% in 1Q01 to 5.6 million packages, a 31.4% penetration rate. BellSouth's leading calling features include:



- Caller ID, which increased 12% to over 8.6 million -- a 47.5% penetration rate of residential customers.
- Call Waiting Deluxe, which grew 26% in the past year to nearly 4.9 million features in service, a 28% penetration rate.
- BellSouth VoiceMail, which climbed 14.5% to nearly 3.4 million mailboxes, a 17% penetration rate.
- Privacy Director, a service that BellSouth began offering last year, enables customers to screen out unwanted calls. The service gives the customer the option of answering a call, ignoring a call, or sending a sales-reject message. While still in the early stages, the service has grown over five-fold in the past year, to nearly 600 thousand customers.

Access Lines & Revenues
Network access revenue grew 0.4%, impacted by higher incremental rate reductions and slowing access MOU growth.

Total switched access minutes of use fell 2.7% in 1Q01, the result of continued migration of minutes to dedicated digital and data services and to competitive services, such as wireless and Internet e-mail.

Long distance revenue increased 0.6%, driven by the strong growth in wireless long distance and offset by the demand for Area Plus, a package that combines a basic telephone line with an expanded local calling area, and also offset by toll market share loss. Area Plus packages grew 19% in the past year to nearly
1.9 million. Long distance messages declined by 20.6% in 1Q01, a result of competition and the demand for Area Plus.

Other Communications Group Revenue increased 5.7 %, driven by growth in wireless interconnection revenues and offset by a reduction in payphone revenues, as BellSouth begins the transition out of this business that will be completed by December 2002.


Communications Group expenses
The Communications Group EBITDA margin was 53.1% in 1Q01, compared to 52.7% in 1Q00. Communications Group total operating expenses increased 3.3%, driven by expenses related to data initiatives and higher depreciation and amortization expense - primarily due to the deployment of software since first quarter 2000. This was offset by lower discretionary expenses.


Domestic Wireless
Cingular delivers strong customer and revenue growth

Cingular, BellSouth's domestic wireless joint venture generated strong net adds of 854 thousand and grew revenues by 14.6% during the first quarter of 2001. Cingular's nationwide footprint serves over 20.5 million cellular and PCS customers with an array of data and voice services.

Driven by the excitement surrounding the nationwide branding campaign and an increasing demand for wireless services, Cingular revenues increased 14.6% to $3.3 billion. EBITDA improved 4.2% over 1Q00 to $972 million and the EBITDA margin increased sequentially from 4Q00 to 31.7%, a 320 basis points improvement. Strong net additions, national branding launch and one-time merger related initiatives impacted operating expenses.

Cingular added 854 thousand net cellular and PCS customers during the first quarter of 2001, a 22.9% increase over last year. Cingular's innovative marketing and effective segmentation programs for both post and prepaid products, coupled with an array of data offerings are attracting quality customers while generating strong growth. Cingular ended the quarter with 20.5 million customers, an increase of 18.7% over prior year. In addition, Cingular Interactive more than doubled it's customer base over prior year to bring the total customers to 657 thousand, adding 84 thousand customers during the first quarter.

Cingular currently operates in 42 of the top 50 MSA's with about 192 million POPs, while the pending receipt of New York will bring that number to 43 MSA's and about 211 million POPs. Salmon PCS, of which Cingular is an 85% non-controlling equity owner, was a winner of spectrum in the recent 1900 MHz band auction. The spectrum covers approximately 77 million POPs; 28 million of these are in five markets where Cingular currently has no presence.

To service its nationwide footprint, Cingular continues to provide innovative product offerings. During this quarter, Cingular completed a nationwide roll-out of wireless internet (WAP) capabilities. In addition, Cingular announced "Wireless Internet Express," which ushered in always-on connections for virtual instant access to e-mail, Internet, games and other services.

[Graphic inserted here
Cingular Wireless Customer Growth
In millions
1Q00 - 17.3
2Q00 - 18.1
3Q00 - 18.9
4Q00 - 19.7
1Q01 - 20.5
Cingular, BellSouth's domestic wireless joint venture grew customers 18.7% over 1Q00]


In an ongoing effort to create synergies and streamline customer service functions throughout the United States, Cingular announced the opening of six new state-of-the-art, multi-functional regional customer care call centers at the beginning of April. The centralization and consolidation of customer care centers will allow Cingular to provide consistent, high quality service in a cost-efficient manner.

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Beginning  in the fourth  quarter  of 2000,  BellSouth's  reported  consolidated income statement no longer reflects revenues and expenses from domestic wireless. Net earnings from BellSouth's share of Cingular are included in Other Income on BellSouth's Consolidated Statement of Income - Reported Basis. Cingular's pro forma financial statements for 1Q01, and for 1999 and 2000, can be accessed at www.bellsouth.com/investor.
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Latin America Group delivers strong customer and operating cash flow growth:

Consolidated revenues from BellSouth's Latin America segment grew 13%, driven by Colombia and Chile. BellSouth's consolidated international properties include Argentina, Chile, Colombia, Ecuador, Nicaragua, Peru and Venezuela. Revenues were impacted by a delay in publication of directories by Listel, one of the company's Advertising and Publishing subsidiaries in Brazil. Excluding this impact, revenues grew 15% to $781 million in the first quarter. Consolidated ARPU declined to $28, impacted by the increased penetration of cellular service into the mass-consumer market.

Despite the decline in ARPU, consolidated EBITDA increased 33% to $152 million, and the operating cash flow margin improved 300 basis points over 1Q00.
Proportionate EBITDA improved more than 41% over 1Q00, reflecting strong operational performance in Brazil. The Latin America Group portfolio generated a net loss for the quarter of $106 million, primarily related to the Colombia acquisition and FX losses.

[Graphic inserted here
BellSouth Latin America Group
Wireless Customer Growth
(000's)
1Q00 - 5,007
2Q00 - 5,667
3Q00 - 6,541
4Q00 - 6,906
1Q01 - 7,574
BellSouth's proportionate Latin America customers grew by 2.6M over 1Q00, a 51% growth rate]

With a focus on attracting quality customers, BellSouth added over 668 thousand proportionate wireless customers during the first quarter. The company's Latin American wireless equity customer base surpassed 7.6 million for a 51% growth rate over last year.

The primary customer growth drivers were:
- Venezuela, which added 184 thousand subscribers to surpass 2.7 million equity customers
-    Colombia added more than 170 thousand customers during the quarter
- Brazil which stands at 1.4 million equity customers, a growth rate of 57% over last year, and
-    Chile continued strong growth with an 88% increase in customers.

In March the company successfully launched the BellSouth brand name in Colombia, integrating two properties acquired last year to form the first nationwide wireless operator in the country. In the last 3 months alone, BellSouth Colombia grew its subscriber base 30% to reach 737 thousand equity subscribers. Consolidation of the operations has enabled the company to streamline processes and capture cost synergies.

Armed with targeted price plans and new service offerings, such as concierge services, short messaging and WAP-based services, BellSouth's BCP operation in Brazil increased its share of postpaid customers this quarter. Nationwide prepaid roaming, implemented in Brazil in January 2001, drove additional customer growth and bolstered ARPU.

In December 2000 and January 2001, BellSouth's operation in Venezuela won licenses to provide nationwide Wireless Local Loop (WLL) services, and Telcel-BellSouth is now offering basic telephony services throughout Venezuela, without installing local landlines. The company is leveraging its current backbone network to provide voice and high-speed Internet access, providing service to over 3,500 voice customers and 250 Internet customers.

Worldwide Wireless

- Lead by E-plus in Germany with a 69% customer growth rate, BellSouth's Europe and other International properties contributed 263 thousand proportionate net adds during the quarter. BellSouth's non-Latin proportionate customer base increased 45% over 1Q00 to 2.7 million.

- On a proportionate basis, worldwide wireless customer growth was a robust 48%, demonstrating the increasing demand for wireless services globally.

-    From 1Q00,  BellSouth's  worldwide  wireless total customer base doubled to
     42.6 million throughout sixteen countries, with a total population of 537 million.

- For the quarter, BellSouth's Domestic and Latin America wireless operations delivered more than two-thirds of the company's normalized consolidated revenue growth.

Additional Details

Domestic Advertising and Publishing - BellSouth's advertising and publishing business grew revenues 23.8% -- driven by a book shift and volume growth in the domestic books. EBITDA grew 44% to $233 million, driving an EBITDA margin of 53.3%.


BellSouth consolidated results

Interest expense increased 37.3% over 1Q00, primarily driven by interest expense related to Cingular but which is offset by interest income booked to the Other Income/Expense line. Adjusting for the higher interest expense related to Cingular, interest expense would have grown 17.6%, driven by debt related to Colombia, and the buyout of our partners in our Carolinas PCS operations.

The effective tax rate for 1Q01 was 36.6%.

BellSouth's capital expenditures for 1Q01 were $1.6 billion, up 5% over 1Q00. First quarter was a ramp-up due to heavier spending on DSL and long distance entry. Total cumulative costs related to long distance entry are in the $1.0 -- $1.5 billion range. Capital expenditure guidance for 2001 is in the range of $5.5 -- $6.0 billion, excluding the impact of Cingular Wireless. BellSouth's level of investment in its networks has remained fairly stable and consistent over time, allowing BellSouth to lead the industry in broadband deployment, with 95% of the customers in our top metros within 12,000 feet of a fiber connection. The company's success in managing its network is clear - today BellSouth has over 520 broadband switches, over 17,000 SONET rings, and 3.5 million miles of fiber deployed in its network.

Long distance entry update

During the quarter, BellSouth passed a major long distance milestone in Georgia when KPMG delivered its final report to the Georgia PSC. After evaluating over 1,170 criteria in testing BellSouth's OSS, the independent firm told the PSC that BellSouth satisfied over 96% of the sample criteria, and with actual orders from CLECs flowing through at an even better rate than the samples. The same OSS systems support local competition across BellSouth's nine-state region. BellSouth expects to file a notification with the Georgia PSC in late May and with the FCC in July.

In addition, on April 12, BellSouth asked the North Carolina Utilities Commission to concur that the company is ready to provide long distance service. After gaining the Commissions endorsement, BellSouth will then seek permission from the FCC to enter the long distance market in North Carolina. Commission action is expected this summer.

OSS testing continues in Florida with a filing expected with the PSC in May and a state decision expected in December, followed by an FCC filing in late December or January.


2001 Guidance
BellSouth is reaffirming its previous guidance for certain key financial and business metrics in 2001 as follows:
- EPS growth in the 7% - 9% range
- Total operating revenue growth (including Cingular) of 9% -11%
- Data revenue growth of approximately 30%
- DSL high-speed Internet customers of 600,000 at 12/31/01
- Capital Expenditures of $5.5 -- $6.0 billion




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This document contains forward-looking  statements,  and actual results may vary
significantly   depending  on  factual   developments,   including  whether  our
assumptions materialize. We refer you to our form 10-K, 10-Qs, and 8-Ks that we have filed with the SEC, which discuss factors that may cause actual results to differ materially from those forecast. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.
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